Exhibit 99.1

Contact:  Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT REPORTS FULL YEAR 2007
 OPERATING RESULTS

FORM 10-Q FOR THIRD QUARTER 2007 AND FORM 10-K FOR FULL YEAR 2007
 FILED

FRANKLIN REPORTS AMENDMENT TO FORBEARANCE AGREEMENTS

NEW YORK, April 2, 2008 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News) today announced its operating results for the full year 2007; the filing on March 31, 2008 of its Form 10-Q for the quarter ended September 30, 2007 (“Q3 2007”); the filing today of its Form 10-K for the twelve months ended December 31, 2007; and amendments to debt restructuring agreements with its lead lending bank.

The Company reported a net loss of $8.6 million, or a loss per diluted share of $1.09, for the full year 2007; shareholders’ equity of $39.3 million at year-end 2007; and amendments to the debt restructuring agreements (the “Forbearance Agreements”) entered into on December 28, 2007 with its lead lending bank.

Due principally to the rapid and substantial deterioration in the housing and subprime mortgage markets and deterioration in the performance of the Company’s portfolios of acquired and originated loans, the Company reassessed its allowance for loan losses in the quarter ended September 30, 2007, which resulted in significantly increased estimates of inherent losses in its portfolios.  As a result, the provision for loan losses increased to $262.7 million in the quarter ended September 30, 2007. For the year 2007, the provision for loan losses totaled $274.6 million. The aggregate allowance for loan losses at December 31, 2007 totaled $254.7 million, compared with $53.3 million at December 31, 2006. In the quarter ended December 31, 2007, the Company recognized a net gain of $284.2 million on debt forgiveness that arose from the Forbearance Agreements entered into on December 28, 2007 with the Company’s lead lending bank. Investors should refer to the Form 10-K and Form 10-Q filings noted above for additional information on the Company’s financial results for the year ended December 31, 2007 and the quarter ended September 30, 2007.

On March 31, 2008, the Company entered into amendments to its debt restructuring agreements with its lead lending bank whereby, among other things, (a) its indebtedness to BOS (USA) Inc. in the amount of $44.8 million as of December 31, 2007 was effectively rolled into the Forbearance Agreements, resulting in the payoff of the Company’s debt with BOS (USA) Inc. and BOS acquiring a participation interest under the Forbearance Agreements, and (b) the interest rate and date of commencement of the accrual of interest on approximately $125 million of the Company’s Tranche C indebtedness was modified as of March 31, 2008.  This modification provides that interest on the Company’s Tranche C debt shall not accrue until the first business day after all outstanding amounts under Franklin’s Tranche A debt have been paid in full.  The modification also increases the Tranche C interest rate to 20% (from 10%) from and after such time as interest begins to accrue. Paul Colasono, Chief Financial Officer of Franklin Credit Management Corporation, commented that “the reduction of the interest rate to zero on this $125 million of debt provides us with a lower overall cost of borrowings, certainly for all of 2008, until such time as Franklin’s Tranche A debt in the current amount of $589 million has been fully paid.”  In addition, the Company reported that its lead lending bank increased the maximum availability under the Company’s line of credit to $10 million, from $5 million, primarily to allow the Company to purchase real property in which it may have a lien and for purposes of meeting licensing requirements.

The Company also reported that it is actively seeking to begin providing services to third parties, and has started offering such services, on a fee-paying basis, that are directly related to its servicing operations and portfolio acquisition experience with residential mortgage loans.  The Company is actively seeking to (a) expand its servicing operations to provide sub-servicing and collection services to third parties, and (b) capitalize on its experience to provide customized, comprehensive loan analysis and in-depth end-to-end transaction and portfolio management services to the residential mortgage markets.  Some of these services include, in addition to servicing loans for others, performing 1-4 family residential portfolio stratification and analysis, pricing, due diligence, closing, and collateral transfer. “Our experience and expertise in dealing with difficult borrowers is a commodity that is in great demand given today’s economic and housing market difficulties,” remarked Tom Axon, President and Chairman of Franklin Credit. “We believe there are many existing and new holders of mortgage assets that can benefit from our servicing and default management capabilities.”

“With our bank’s consent, we have started to provide due diligence services to third parties, and we are actively brokering new originated loans to third parties,” stated Gordon Jardin, Chief Executive Officer of Franklin Credit. “These originations are being developed from internal leads within our existing portfolio or from externally developed leads.” Each new business activity will be subject to the consent of the bank, and the Company may not be successful in entering into or creating adequate scale in any of these businesses.  Mr. Jardin continued, “These new business activities, combined with the decrease in cost of funds due to the recent reductions in LIBOR, our recent swap transaction, the interim reduction of our interest rate effectively to zero on $125 million of our debt, and the reduction in the outstanding debt should contribute to Franklin’s earnings in 2008. The greatest unknown, for us as well as for all financial companies with mortgage loan portfolios, involves uncertainties regarding how the state of the housing downturn and the economy will affect our revenue and provisions for loan losses in the future.”

The filing on March 31, 2008 of the Company's Form 10-Q for the quarter ended September 30, 2007 restores the Company’s compliance with NASDAQ's requirement with respect to the filing of such form. However, the Company remains out of compliance with the NASDAQ Global Market's requirement that listed issuers maintain a $5 million minimum value of publicly held shares, which was scheduled to result in the Company's delisting on or after April 1, 2008, and the NASDAQ Stock Market's requirement that the Company maintain a minimum bid price of $1.00, which if unremedied, could result in the delisting of the Company's stock in August 2008.

The Company on March 31, 2008 (1) filed a request for an additional thirty days to restore its compliance with NASDAQ Global Market requirements and (2) filed an application to transfer its listing to the NASDAQ Capital Market, which requires maintenance of only $1 million in minimum market value of publicly held shares. The Company's shares will continue trading on the NASDAQ Global Market while its application to the NASDAQ Capital Market is pending.

If the request for the additional thirty days is rejected, or the Company is unable to restore its compliance during that period, the Company will be delisted from the NASDAQ Global Market. If the Company's application for transfer of its listing is accepted, the Company's common stock will then trade on the NASDAQ Capital Market. If the application is rejected, which could occur because the Company has failed to maintain a bid price of $1, which is a requirement of the Nasdaq Capital Market, or for other reasons, the Company's common stock will likely be quoted in the over-the counter market on the OTC Bulletin Board or in the so-called “pink sheets”.

Investor Conference Calls

Franklin Credit expects to consider a resumption of quarterly investor conference calls following the release of its operating results for the quarter ended March 31, 2008.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in the servicing and resolution of its performing, reperforming and nonperforming residential mortgage loans.  Franklin’s portfolio consists of both first- and second-lien loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchased these loan portfolios at a discount to the unpaid principal balance and originated loans with loan-to-value ratios at origination of 75% or less and interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and has generally held for investment the loans acquired and a significant portion of the loans originated.  The Company's executive, administrative and operations offices are located in Jersey City, New Jersey. Additional information on the company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, changes in the level of growth in the finance and housing markets, such as slower or negative home price appreciation; (ii) the Company’s relations with the Company’s lenders and such lenders’ willingness to waive any defaults under the Company’s agreements with such lenders; (iii) increases in the delinquency rates of borrowers, (iv) the availability of clients holding sub-prime borrowers for servicing by the Company on a fee paying basis; (vi) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of the Company’s regulatory compliance; (viii) the Company’s success in entering new business activities of providing mortgage-related services for other entities, particularly servicing loans for others, in which the Company has no prior experience with servicing loans for others; and (ix) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as otherwise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.